Exhibit 99.1

FOR IMMEDIATE RELEASE
August 2, 2016

Owens & Minor Reports 2nd Quarter 2016 Financial Results

•	Consolidated quarterly revenue grew 2.5% to $2.48 billion

•	Quarterly operating earnings were $52.1 million, while adjusted operating earnings (non-GAAP) were $58.8 million for the quarter

•	Quarterly diluted EPS was $0.45, while adjusted quarterly diluted EPS (non-GAAP) was $0.52

Richmond, Va. - BUSINESS WIRE - August 2, 2016 - Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the second quarter ended June 30, 2016, including consolidated revenues of $2.48 billion, an increase of 2.5% when compared to revenues of $2.42 billion in the second quarter of 2015. Quarterly net income was $27.7 million, or $0.45 per diluted share, compared to $0.39 per diluted share in the second quarter of 2015. Quarterly adjusted net income (non-GAAP) was $32.2 million, or $0.52 per diluted share, compared to $0.46 per diluted share in last year’s second quarter. The increase in net income per diluted share resulted from revenue growth and initiatives associated with the company’s transformation agenda, including improved expense control. A reconciliation of reported results to adjusted (non-GAAP) measures is included among the schedules below.

Consolidated operating earnings for the second quarter of 2016 were $52.1 million, or 2.10% of revenues, representing an increase $4.2 million when compared to the second quarter last year. Adjusted consolidated operating earnings (non-GAAP) for the second quarter were $58.8 million, or 2.37% of revenues, an improvement of $5.2 million when compared to the same period last year.

“Our global teams remain focused on delivery of our 2016 plan and have performed well across our enterprise so far this year,” said P. Cody Phipps, president & chief executive officer of Owens & Minor. “Our strategy of attacking complexity across the healthcare supply chain and creating value for our manufacturer and provider customers is gaining traction while we refine our strategies to drive sustained profitable growth. I am pleased with our execution and performance through the first half of this year.”

2016 Year-to-Date Results
For the 2016 year-to-date period, Owens & Minor reported consolidated revenues of $4.94 billion, an increase of 2.6% when compared to revenues of $4.81 billion in the first half of 2015. Net income for the first six months of 2016 was $51.9 million, or $0.83 per diluted share, compared to $0.69 per diluted share in last year’s first half. Adjusted net income (non-GAAP) was $63.5 million, or $1.02 per diluted share, compared to $0.90 per diluted share last year. The increase in net income per diluted share resulted from improved operating earnings in each of the company’s segments.

Consolidated operating earnings for the first six months of 2016 were $97.0 million, or 1.96% of revenues, representing an increase of $8.2 million, when compared to the same period last year. Adjusted consolidated operating earnings (non-GAAP) for the year-to-date period improved $9.8 million to $114.3 million, or 2.31% of revenues.

Asset Management
At June 30, 2016, the balance of cash and cash equivalents was $139 million. For the first six months of 2016, the company reported cash provided by operating activities of $42.6 million. Asset management metrics for the quarter were strong with consolidated days sales outstanding (DSO) of 21.5 days, as of June 30, 2016. Consolidated inventory turns were 9.3 for the period.

Segment Results
Domestic segment revenues for the second quarter of 2016 were $2.35 billion, increased 2.9% when compared to the prior year’s second quarter revenue. For the year-to-date period, Domestic segment revenues improved 3.0% to $4.67 billion, when compared to the same period last year. Revenue improvement for both periods resulted primarily from growth with large healthcare provider customers. An additional sales day in the first quarter of 2016 also contributed to the improvement in the year-to-date period. For the second quarter of 2016, Domestic segment operating earnings were $43.5 million, an improvement of $5.1 million when compared to the second quarter of 2015. For the year-to-date period, Domestic segment operating earnings were $85.2 million, improved 11.3% compared to the prior year. The improvements in operating earnings resulted primarily from revenue growth and expense control initiatives, partially offset by a year-over-year decline in income from manufacturer product price changes.

International segment revenues were $88.6 million for the second quarter of 2016, a decrease of $4.3 million in comparison to last year. For the first six months of 2016, International segment revenues declined $16.3 million to $172 million. Excluding the previously discussed exit of a U.K.-based customer last year and the negative impact of foreign exchange, revenues improved by $1.4 million for the quarter and declined $2.9 million year-to-date. For the second quarter of 2016, International segment operating earnings were $0.9 million, representing a decline of approximately $288 thousand over last year. For the year-to-date period, the International segment reported operating earnings of $2.0 million, improved $1.2 million from the prior year, as a result of improved performance in the U.K. and continued profitable results across the regions.

Clinical & Procedural Solutions (CPS) revenues for the second quarter were $135 million, representing a slight decline compared to the prior year quarter. For the year-to-date period, CPS reported revenues of $276 million, an increase of 4.1% over last year. Revenue growth benefitted from improved alignment with the sales efforts of our Domestic segment. Operating earnings for the CPS segment were $14.3 million for the quarter and $27.5 million year-to-date, both improved slightly when compared to last year’s results.

“We are pleased with our second quarter performance and the continued progress made by our three segments during the second quarter,” said Richard A. Meier, executive vice president & chief financial officer, and president-International of Owens & Minor. “At this point in the year, we believe the strong first half performance and our continued execution will offset much of the impact of the previously announced exit of a large healthcare provider customer. Therefore, we are affirming our financial outlook for the year.”

2016 Outlook
The company affirmed its financial guidance for 2016 of adjusted earnings per diluted share in the range of $2.00 to $2.05.

Upcoming Investor Events
Owens & Minor is scheduled to participate in two investor conferences in the third quarter of 2016. Webcasts of formal presentations will be posted on the company’s corporate website:

•	Baird 2016 Global Healthcare Conference - September 7 - New York

•	Wells Fargo 2016 Healthcare Conference - September 8 - Boston

Investors Conference Call & Supplemental Material
Conference Call: Owens & Minor will conduct a conference call for investors on Wednesday, August 3, 2016, at 8:30 a.m. EDT. The access code for the conference call, international dial-in and replay is #49423409. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. Replay: A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Owens & Minor uses its website as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under Investor Relations at www.owens-minor.com.

Safe Harbor Statement
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, including those with respect to our 2016 Outlook, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements.  Investors should refer to our annual report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission ("SEC") and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. These filings are available at www.owens-minor.com.  Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Owens & Minor, Inc. (NYSE: OMI) is a leading global healthcare services company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion.  For more information about Owens & Minor, visit the company website at owens-minor.com.

CONTACTS:
Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

SOURCE: Owens & Minor

Owens & Minor, Inc.
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,
	2016	2015
Net revenue	$2,483,676	$2,422,167
Cost of goods sold	2,184,256	2,123,830
Gross margin	299,420	298,337
Distribution, selling and administrative expenses	242,914	246,958
Acquisition-related and exit and realignment charges	6,752	5,707
Other operating income, net	(2,300)	(2,188)
Operating earnings	52,054	47,860
Interest expense, net	6,765	6,680
Income before income taxes	45,289	41,180
Income tax provision	17,573	16,954
Net income	$27,716	$24,226

Net income per common share:
Basic	$0.45	$0.39
Diluted	$0.45	$0.39

	Six Months Ended June 30,
	2016	2015
Net revenue	$4,939,469	$4,813,363
Cost of goods sold	4,343,413	4,217,425
Gross margin	596,056	595,938
Distribution, selling and administrative expenses	485,639	496,652
Acquisition-related and exit and realignment charges	17,235	15,623
Other operating income, net	(3,842)	(5,172)
Operating earnings	97,024	88,835
Interest expense, net	13,554	13,560
Income before income taxes	83,470	75,275
Income tax provision	31,619	32,109
Net income	$51,851	$43,166

Net income per common share:
Basic	$0.83	$0.69
Diluted	$0.83	$0.69

Owens & Minor, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30, 2016	December 31, 2015

Assets
Current assets
Cash and cash equivalents	$138,951	$161,020
Accounts and notes receivable, net	609,212	587,935
Merchandise inventories	957,972	940,775
Other current assets	268,645	284,970
Total current assets	1,974,780	1,974,700
Property and equipment, net	201,519	208,930
Goodwill, net	418,366	419,619
Intangible assets, net	89,599	95,250
Other assets, net	71,800	75,277
Total assets	$2,756,064	$2,773,776
Liabilities and equity
Current liabilities
Accounts payable	$775,970	$710,609
Accrued payroll and related liabilities	28,268	45,907
Other current liabilities	239,887	307,073
Total current liabilities	1,044,125	1,063,589
Long-term debt, excluding current portion	566,955	568,495
Deferred income taxes	84,500	86,326
Other liabilities	64,187	62,776
Total liabilities	1,759,767	1,781,186
Total equity	996,297	992,590
Total liabilities and equity	$2,756,064	$2,773,776

Owens & Minor, Inc.
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months Ended June 30,
	2016	2015

Operating activities:
Net income	$51,851	$43,166
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	28,343	36,138
Share-based compensation expense	5,969	5,048
Provision for losses on accounts and notes receivable	(27)	41
Deferred income tax (benefit) expense	(2,071)	2,992
Changes in operating assets and liabilities:
Accounts and notes receivable	(29,736)	41,622
Merchandise inventories	(17,947)	(31,866)
Accounts payable	62,710	145,682
Net change in other assets and liabilities	(56,599)	2,771
Other, net	145	1,196
Cash provided by operating activities	42,638	246,790

Investing activities:
Additions to property and equipment	(8,857)	(12,009)
Additions to computer software and intangible assets	(4,602)	(10,816)
Proceeds from sale of property and equipment	4,565	837
Cash used for investing activities	(8,894)	(21,988)

Financing activities:
Change in bank overdraft	—	1,530
Repayment of revolving credit facility	—	(33,700)
Cash dividends paid	(32,003)	(31,867)
Repurchases of common stock	(20,849)	(7,440)
Excess tax benefits related to share-based compensation	598	457
Other, net	(5,968)	(5,112)
Cash used for financing activities	(58,222)	(76,132)
Effect of exchange rate changes on cash and cash equivalents	2,409	(4,473)

Net increase (decrease) in cash and cash equivalents	(22,069)	144,197
Cash and cash equivalents at beginning of period	161,020	56,772
Cash and cash equivalents at end of period	$138,951	$200,969

Owens & Minor, Inc.
Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)
(in thousands, except per share data)

	Quarter Ended
(in thousands, except ratios and per share data)	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
				.
Consolidated operating results:
Net revenue	$2,483,676	$2,455,793	$2,487,914	$2,471,669	$2,422,167

Gross margin	$299,420	$296,636	$312,282	$306,354	$298,337
Gross margin as a percent of revenue	12.06%	12.08%	12.55%	12.39%	12.32%

Distribution, selling & admin expenses	$242,914	$242,725	$250,172	$246,959	$246,958
Distribution, selling & admin expenses as a percent of revenue	9.78%	9.88%	10.06%	9.99%	10.20%

Operating earnings, as reported (GAAP)	$52,054	$44,970	$57,953	$53,572	$47,860
Acquisition-related charges (1)	730	(399)	4,048	1,335	1,786
Exit and realignment charges (2)	6,022	10,882	2,599	4,799	3,921
Other (3)	—	—	(1,500)	—	—
Operating earnings, adjusted (Non-GAAP)	$58,806	$55,453	$63,100	$59,706	$53,567
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.37%	2.26%	2.54%	2.42%	2.21%

Net income, as reported (GAAP)	$27,716	$24,135	$32,068	$28,176	$24,226
Acquisition-related charges (1)	730	(399)	4,048	1,335	1,786
Income tax expense(benefit) (4)	(164)	152	77	(236)	(437)
Exit and realignment charges (2)	6,022	10,882	2,599	4,799	3,921
Income tax expense(benefit) (4)	(2,081)	(3,506)	(2,163)	(519)	(401)
Other (3)	—	—	(1,500)	—	—
Income tax expense(benefit) (4)	—	—	—	—	—
Net income, adjusted (Non-GAAP)	$32,223	$31,264	$35,129	$33,555	$29,095

Net income per diluted common share, as reported (GAAP)	$0.45	$0.39	$0.51	$0.45	$0.39
Acquisition-related charges (1)	0.01	—	0.07	0.02	0.02
Exit and realignment charges (2)	0.06	0.11	—	0.07	0.05
Other (3)	—	—	(0.02)	—	—
Net income per diluted common share, adjusted (Non-GAAP)	$0.52	$0.50	$0.56	$0.54	$0.46

Financing:
Cash and cash equivalents	$138,951	$190,323	$161,020	$125,245	$200,969
Total interest-bearing debt	$571,143	$572,318	$573,522	$574,304	$575,065

Stock information:
Cash dividends per common share	$0.255	$0.255	$0.2525	$0.2525	$0.2525
Stock price at quarter-end	$37.38	$40.42	$35.98	$31.94	$34.00

Owens & Minor, Inc.
Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

The following items in the current quarter have been excluded in our non-GAAP financial measures:
(1) Acquisition-related charges in the second quarter of 2016 primarily relate to costs incurred to settle certain obligations and address other on-going matters associated with the acquisitions of ArcRoyal and Medical Action. Charges in the first quarter of 2016 related to the gain on the sale of property acquired with the Medical Action acquisition. Charges in 2015 consisted primarily of costs to continue the integration of Medical Action and ArcRoyal which were acquired in the fourth quarter of 2014 including certain severance and contractual payments to the former owner and costs to transition information technology and other administrative functions.
(2) Charges in 2016 were associated with severance activities (including our voluntary employee separation program in the first quarter of 2016), and other costs associated with our strategic organizational realignment which include certain professional fees and costs to streamline administrative functions and processes in the United States and Europe. Similar charges in 2015 also included the consolidation of distribution and logistics centers and closure of offsite warehouses.
(3) The fourth quarter of 2015 included a partial recovery of $1.5 million related to a contract settlement in the United Kingdom for which $3.9 million was expensed in 2014. Both the 2015 recovery and the 2014 settlement expense were recorded in other operating income, net.
(4)These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends.  Management uses these non-GAAP financial measures internally to evaluate the Company's performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company's performance to that of its competitors.  However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(in thousands)

	Three Months Ended June 30,
	2016		2015
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Domestic	$2,345,746	94.45%	$2,279,725	94.12%
International	88,559	3.57%	92,856	3.83%
CPS	134,964	5.43%	135,714	5.60%
Total segment net revenue	2,569,269		2,508,295
Inter-segment revenue
CPS	(85,593)	(3.45)%	(86,128)	(3.56)%
Total inter-segment revenue	(85,593)		(86,128)
Consolidated net revenue	$2,483,676	100.00%	$2,422,167	100.00%

		% of segment		% of segment
Operating earnings (loss):		net revenue		net revenue
Domestic	$43,451	1.85%	$38,394	1.68%
International	893	1.01%	1,181	1.27%
CPS	14,255	10.56%	13,850	10.21%
Inter-segment eliminations	207		142
Acquisition-related and exit and realignment charges (1)	(6,752)		(5,707)
Consolidated operating earnings	$52,054	2.10%	$47,860	1.98%

Depreciation and amortization:
Domestic	$7,497		$8,888
International	4,416		4,743
CPS	2,213		2,150
Consolidated depreciation and amortization	$14,126		$15,781

Capital expenditures:
Domestic	$2,659		$3,349
International	2,860		7,875
CPS	880		35
Consolidated capital expenditures	$6,399		$11,259

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(in thousands)

	Six Months Ended June 30,
	2016		2015
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Domestic	$4,667,455	94.49%	$4,529,430	94.10%
International	172,110	3.48%	188,367	3.91%
CPS	276,317	5.59%	265,359	5.51%
Total segment net revenue	5,115,882		4,983,156
Inter-segment revenue
CPS	(176,413)	(3.57)%	(169,793)	(3.53)%
Total inter-segment revenue	(176,413)		(169,793)
Consolidated net revenue	$4,939,469	100.00%	$4,813,363	100.00%

		% of segment		% of segment
Operating earnings (loss):		net revenue		net revenue
Domestic	$85,169	1.82%	$76,499	1.69%
International	2,021	1.17%	843	0.45%
CPS	27,526	9.96%	27,032	10.19%
Inter-segment eliminations	(457)		84
Acquisition-related and exit and realignment charges (1)	(17,235)		(15,623)
Consolidated operating earnings	$97,024	1.96%	$88,835	1.85%

Depreciation and amortization:
Domestic	$15,038		$17,971
International	8,865		9,638
CPS	4,440		4,341
Consolidated depreciation and amortization	$28,343		$31,950

Capital expenditures:
Domestic	$7,202		$11,358
International	4,830		10,790
CPS	1,427		677
Consolidated capital expenditures	$13,459		$22,825

	June 30, 2016		December 31, 2015
Total assets:
Domestic	$1,752,278		$1,728,345
International	442,097		464,003
CPS	422,738		420,408
Segment assets	2,617,113		2,612,756
Cash and cash equivalents	138,951		161,020
Consolidated total assets	$2,756,064		$2,773,776

(1) The three and six months ended June 30, 2015 included $1.2 million and $4.2 million, respectively in accelerated amortization related to an information system that was replaced.

Owens & Minor, Inc.
Net Income Per Common Share (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Numerator:
Net income	$27,716	$24,226	$51,851	$43,166
Less: income allocated to unvested restricted shares	(281)	(195)	(560)	(359)
Net income attributable to common shareholders - basic	27,435	24,031	51,291	42,807
Add: undistributed income attributable to unvested restricted shares -basic	72	42	131	63
Less: undistributed income attributable to unvested restricted shares -diluted	(72)	(42)	(131)	(63)
Net income attributable to common shareholders - diluted	$27,435	$24,031	$51,291	$42,807
Denominator:
Weighted average shares outstanding — basic	61,502	62,226	61,588	62,281
Dilutive shares - stock options	—	—	—	1
Weighted average shares outstanding — diluted	61,502	62,226	61,588	62,282

Net income per share attributable to common shareholders:
Basic	$0.45	$0.39	$0.83	$0.69
Diluted	$0.45	$0.39	$0.83	$0.69